Exhibit 99.1
Esperion Appoints Robert E. Hoffman to Board of Directors

– Veteran Industry Executive Brings Decades of Financial and Leadership Experience –

ANN ARBOR, Mich., April 1, 2025 (GLOBE NEWSWIRE) – Esperion (NASDAQ: ESPR) today announced the appointment of Robert E. Hoffman as an independent director, effective immediately, and he will also serve as Chairperson of the Audit Committee effective May 29, 2025. In addition, the Company announced that Nicole Vitullo and Antonio M. Gotto, Jr., M.D., D. Phil. will step down from the board of directors, effective June 1, 2025.

“We are pleased to welcome Robert to the Esperion Board, confident that his decades of leadership within the biopharmaceutical sector will be of great benefit as we engage in our commercialization efforts and expand our pipeline of next generation ACLY inhibitors,” said Sheldon Koenig, President and CEO of Esperion. “Robert is a well-regarded and skilled leader who brings a wealth of insights from his tenure in the sector. I am confident his deep domain expertise in the commercialization of medicines will be a valued resource as we continue to mature as a commercial organization.”

Mr. Koenig continued, “I extend my deep gratitude to Nicole and Dr. Gotto for their innumerable contributions and years of dedication to Esperion. We thank them for their service and wish them both the very best in their future endeavors.”

“I am delighted to have the opportunity to work closely with the Esperion team at this important time of its growth as a commercial organization,” said Mr. Hoffman. “I look forward to partnering with management and the board to support Esperion in their mission to bring new medicines to market to address the unmet cardiometabolic needs of patients and healthcare professionals.”

Mr. Hoffman served as President, CEO, interim Chief Financial Officer and Chairperson of the board of directors of Kintara Therapeutics, Inc. from 2021 to 2024. Mr. Hoffman previously served as Senior Vice President and Chief Financial Officer of Heron Therapeutics, Inc. from 2017 to 2020, and as Chief Financial Officer of AnaptysBio, Inc., from 2015 to 2016. From 2012 to 2015, Mr. Hoffman served as the Senior Vice President, Finance and Chief Financial Officer of Arena Pharmaceuticals, Inc. (“Arena”) until its sale to Pfizer in 2022 and held several roles of increasing responsibility at Arena from 1997 to 2011.

Mr. Hoffman serves as a member of the steering committee of the Association of Bioscience Financial Officers. He formerly served as a director and President of the San Diego Chapter of Financial Executives International and was an advisor to the Financial Accounting Standard Board, from 2010 to 2020.

Mr. Hoffman currently serves on the board of directors of TuHURA Biosciences and Fibrobiologics, Inc. and has served as a member of the board of directors of several public and private life sciences companies, including ASLAN Pharmaceuticals Limited, Saniona AB, Kura Oncology, Inc., CombiMatrix Corporation, MabVax Therapeutics Holdings, Inc., Aravive, Inc.

Mr. Hoffman holds a B.B.A. from St. Bonaventure University.

Exhibit 99.1
About Esperion Therapeutics

Esperion Therapeutics, Inc. is a commercial stage biopharmaceutical company focused on bringing new medicines to market that address unmet needs of patients and healthcare professionals. The Company developed and is commercializing the only U.S. Food and Drug Administration (FDA) approved oral, once-daily, non-statin medicines for patients who are at risk for cardiovascular disease and are struggling with elevated low density lipoprotein cholesterol (LDL-C). These medications are supported by the nearly 14,000 patient CLEAR Cardiovascular Outcomes Trial. Esperion continues to build on its success with its next generation program which is focused on developing ATP citrate lyase inhibitors (ACLYi). New insights into the structure and function of ACLYi fully enables rational drug design and the opportunity to develop highly potent and specific inhibitors with allosteric mechanisms.

Esperion continues to evolve into a leading global biopharmaceutical company through commercial execution, international partnerships and collaborations and advancement of its pre-clinical pipeline. For more information, visit esperion.com and follow Esperion on LinkedIn and X.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, current and planned operational expenses, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, the outcomes and anticipated benefits of legal proceedings and settlements, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Contact Information:
Investors:
Alina Venezia
investorrelations@esperion.com
(734) 887-3903

Media:
Tiffany Aldrich
corporateteam@esperion.com
(616) 443-8438